EXHIBIT 99.1

GENERAL FINANCE ANNOUNCES AMENDMENT AND EXTENSION OF $230 MILLION NORTH AMERICAN SECURED SENIOR CREDIT FACILITY

PASADENA, CA – March 28 , 2017 – General Finance Corporation (NASDAQ: GFN), a leading specialty rental services company offering portable storage, modular space and liquid containment solutions in North America and in the Asia-Pacific region of Australia and New Zealand (the "Company"), today announced the amendment and extension of its North American Senior Secured Revolving Credit Facility (the "Facility"), with a syndicate led by Wells Fargo Bank, National Association ("Wells Fargo") that also includes East West Bank, CIT Bank, N.A., the Private Bank and Trust Company, KeyBank, National Association and Bank Hapoalim B.M.

The Facility now totals $230,000,000, was amended under substantially the same terms and conditions as before and is scheduled to mature on March 24, 2022, assuming the Company's 8.125% Senior Unsecured Notes due July 31, 2021 are extended at least 90 days past this scheduled maturity date; otherwise the Facility would mature on March 24, 2021.  The Facility is secured by substantially all of the rental fleet, inventory and assets of the Company's North American leasing and manufacturing operations and effectively not only finances these operations, but also allows for the funding requirements of the Company's publicly-traded 9.00% Series C Cumulative Redeemable Perpetual Preferred Stock and 8.125% Senior Unsecured Notes.  At the closing, borrowing availability under the Facility was approximately $26,000,000.

In conjunction with the closing of the Facility, the Company entered into a separate loan agreement with Great American Capital Partners ("GACP"), a wholly owned subsidiary of B. Riley Financial Inc. (Nasdaq: RILY), where GACP provided a First In Last Out ("FILO") Term Loan within the North American Senior Secured Credit Facility, in the amount of $20,000,000, and inclusive in the $230,000,000 total Facility amount.  The FILO Term Loan has the same maturity date  and contains a first priority lien on the same collateral used in the Facility, however on a "last out basis," after all of the outstanding obligations to the primary lenders in the Facility have been satisfied.

Ronald Valenta, Chairman of the Board and Chief Executive Officer, remarked, "We are very pleased with this refinancing as it provides us with ongoing financial flexibility and nicely positions us for continued growth."  Charles Barrantes, Executive Vice President and Chief Financial Officer, commented, "The early renewal of the Facility is a testament to the Company's excellent relationship developed over the years with Wells Fargo and the syndicate, particularly at the North American operational and financial level. We also welcome the new members of the syndicate and we look forward to our continuing mutually beneficial partnership with the entire group."

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is a leading specialty rental services company offering portable storage, modular space and liquid containment solutions.  Management's expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company's subsidiaries.  The Company's Asia-Pacific leasing operations in Australia and New Zealand consist of majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in those countries. The Company's North America leasing operations consist of wholly-owned subsidiaries Pac-Van, Inc. (www.pacvan.com) and Lone Star Tank Rental Inc. (www.lonestartank.com), providers of portable storage, office and liquid storage tank containers, mobile offices and modular buildings.  The Company also owns 90% of Southern Frac, LLC (www.southernfrac.com), a manufacturer of portable liquid storage tank containers and other steel-related products in North America.   Royal Wolf's shares trade under the symbol "RWH" on the Australian Securities Exchange.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management's views with respect to future financial and operating results, competitive pressures, increases in interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, the acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian resources industry or the U.S. oil and gas and construction industries, or a write-off of all or a part of our goodwill and intangible assets. These risks and uncertainties could cause actual outcomes and results to differ materially from those described in our forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by these cautionary statements. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223

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